Final Execution Counterpart







                            SHARE TRANSFER AGREEMENT



                                       by

                                       and

                                     between



                          PRIME MEDICAL SERVICES, INC.,


                           AK SPECIALTY VEHICLES B.V.,


                                       and


                             J.W. Smit Holding B.V.






                            Dated: 30 September 2002

                                TABLE OF CONTENTS

Article I. DEFINITIONS.........................................................1

Article II. PURCHASE AND SALE OF SHARES........................................7
         Section 2.1  Purchase and Sale of Shares..............................7
         Section 2.2  Purchase Price...........................................7
         Section 2.3  The Completion...........................................8
         Section 2.4  Deliveries at Completion.................................8

Article III. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION........10
         Section 3.1  Representations and Warranties of Seller................10
         Section 3.2  Representations and Warranties of Buyer.................10
         Section 3.3  Representations and Warranties Concerning Acquired
                      Entities................................................10

Article IV. POST-COMPLETION COVENANTS.........................................11
         Section 4.1   General................................................11
         Section 4.2   Tax Considerations.....................................11
         Section 4.3   Transition.............................................12
         Section 4.4   Confidentiality........................................12
         Section 4.5   Restrictive Covenants..................................12
         Section 4.6   Release................................................13
         Section 4.7   Stock Certificates.....................................13
         Section 4.8   Guaranty of Guarantor..................................14
         Section 4.9   Employment Conditions..................................14
         Section 4.10  Settlement of Costs....................................14

Article V. INDEMNIFICATION....................................................14
         Section 5.1   Survival of Representations and Warranties.............14
         Section 5.2   Indemnification Provisions for Buyer's Benefit.........15
         Section 5.3   Indemnification Provisions for Seller's Benefit........15
         Section 5.4   Limitations on Indemnification Liability...............15
         Section 5.5   Indemnification Procedures.............................17

Article VI. MISCELLANEOUS.....................................................18
         Section 6.1   Schedules..............................................18
         Section 6.2   Entire Agreement.......................................18
         Section 6.3   Successors.............................................18
         Section 6.4   Assignments............................................18
         Section 6.5   Notices................................................19
         Section 6.6   Binding Arbitration....................................20
         Section 6.7   Miscellaneous Matters..................................20
         Section 6.8   Counterparts and Headings..............................21
         Section 6.9   Governing Law..........................................21
         Section 6.10  Amendments and Waivers.................................21
         Section 6.11  Severability...........................................21
         Section 6.12  Expenses...............................................21
         Section 6.13  Incorporation of Exhibits, Annexes, and Schedules......22


Exhibit A - Form of Employment Agreement
Exhibit B - Form of Lease Agreement
Exhibit C - Form of Notarial Deed for Transfer of Shares
Exhibit D - Representations and Warranties of Seller
Exhibit E - Representations and Warranties of Buyer
Exhibit F - Representations and Warranties Concerning Acquired Entities Exhibit G - Seller Disclosure Letter
Exhibit H - Buyer Disclosure Letter
Exhibit I - Fund Disbursement Instructions for Notary
Exhibit J - Capitalization of Acquired Entities

                            SHARE TRANSFER AGREEMENT

         This Share Transfer Agreement (this "Agreement"), dated as of 30 September 2002, is by and between Prime Medical Services, Inc., a Delaware corporation ("Guarantor"), AK Specialty Vehicles B.V., a private company with limited liability under the laws of the Netherlands (besloten vennootschap) ("Buyer") and J.W. Smit Holding B.V., a private company with limited liability under the laws of the Netherlands (besloten vennootschap) ("Seller").

                                    RECITALS:

         A. Seller owns all of the outstanding shares of each of Smit Mobile Equipment B.V., Smit Carrosseriefabriek B.V., Smit Hydrauliek B.V., and Smit Container B.V. (collectively, the "Acquired Entities"), each being a private company with limited liability under the laws of the Netherlands (besloten vennootschap).

         B. Buyer desires to purchase from Seller all of the outstanding shares of each of the Acquired Entities, and Seller desires to sell to Buyer all of the outstanding shares of each of the Acquired Entities, in accordance with this Agreement's terms and conditions.

         C. Buyer and Seller (the "Parties") intend for the purchase and sale of the Shares (as defined) to be treated as a taxable purchase for United States Federal tax purposes.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer and Seller agree as follows:

                                   Article I.
                                   DEFINITIONS

         "Acquired Entities" is defined in the preamble to this Agreement.

         "Action" means any legal proceeding or arbitration.

         "Affiliate" or "Affiliated" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, "control" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise. For this definition, "control" (and its derivatives) shall be deemed to exist where there is possession, directly or indirectly, of 50% or more of the voting Equity Interests of a Person, or the power, directly or indirectly, to vote 50% or more of the voting Equity Interests of a Person thereby constituting part of a group under the Netherlands Civil Code, Book 2, Section 24b.

         "Agreement" is defined in the preamble to this Agreement.

         "Balance Sheet" is defined in Paragraph 8 of Exhibit F.

         "Balance Sheet Date" means 30 June 2002.

         "Buyer" is defined in the preamble to this Agreement, and, in case of an assignment by Buyer pursuant to Section 6.4, shall include any permitted assignee.

         "Buyer Disclosure Letter" is defined in Section 2.4(b)(vii).

         "Buyer Indemnitees" means (a) Buyer and its officers, directors, managers, and stockholders, and (b) each Acquired Entity and any Person who was a director of an Acquired Entity if such Person prior to, at and after the date hereof and the time of Completion is not an Affiliate of Seller.

         "Code" means the United States Internal Revenue Code of 1986.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Completion" means the completion of the purchase and sale of the Shares pursuant to the Agreement.

         "Completion Date" is defined in Section 2.3.

         "Confidential Information" means any information concerning the businesses and affairs of Buyer or any Acquired Entity.

         "Consent" means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

         "Contract" means any contract or agreement, whether written or oral.

         "Covenant Not to Compete" means the restrictive covenants provided for in Section 4.5.

         "Damages" means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, or amounts paid in settlement with the consent of the Indemnitor, of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

         "EBITDA" with respect to an entity means that entities' earnings before interest, taxes, depreciation and amortization for the period in question, determined on a basis consistent with prior periods and following consistent practices, in accordance with generally accepted accounting principles in the Netherlands applicable to the relevant entity and in compliance with the financial reporting requirements of the Netherlands Civil Code, Part 9, Book 2.

         "Employment Agreement" means the employment Contract between Buyer and Mr. Gerben Smit, in substantially the form of Exhibit A.

         "Encumbrance" means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Enforceable" - a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Financial Statements" is defined in Paragraph 8 of Exhibit F.

         "First Anniversary Payment" is defined in Section 2.2(c).

         "Guarantor" means Prime Medical Services, Inc., a Delaware corporation.

         "Guarantor SEC Documents" is defined in Paragraph 6 of Exhibit E.

         "Governmental Body" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

         "Indemnified Parties" means, individually and as a group, the Buyer Indemnitees and the Seller Indemnitees.

         "Indemnitor" means any Party having any Liability to any Indemnified Party under this Agreement.

         "Intellectual Property" means any rights, licenses, liens, security interests, charges, encumbrances, equities, and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation, or control the publication or distribution of (a) any copyrights, whether registered or unregistered, in both published works and unpublished works, and pending applications to register the same, (b) any fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications, (c) any patents, patent applications any business methods, inventions, and discoveries that may be patentable, and (d) any know-how, trade secrets, confidential information, customer lists, computer software or middleware (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

         "Knowledge" means, when applied to Seller, the best knowledge of Seller and of any managinig director of Seller or any of the Acquired Entities (prior to Completion) or Gerben Smit after reasonable review of documents and records and with such other inquiry as appears reasonable under the circumstances. Notwithstanding the foregoing, although Mrs. Jannigje Smit van der Giessen served for a period of time as a managing director of Seller, she will not be deemed to have Knowledge.

         "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now and hereinafter in effect.

         "Lease Agreement" means that certain real property lease agreement in substantially the form of Exhibit B.

         "Liability" or "Liable" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

         "Market Value" with respect to Prime Common Stock means the average per share closing price reported by NASDAQ for the 20 trading days ending closest to, but at least five calendar days in advance of, the date for which Market Value is to be determined pursuant to Section 2.2 (Completion or the first or second anniversary of Completion).

         "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

         "Netherlands and other EU Member States Tax" means any national, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by the Netherlands or any other European Union Member State.

         "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

         "Organizational Documents" means the articles of association, articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Parties" is defined in the preamble to this Agreement.

         "Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

         "Permitted Distributions" means distributions by the Acquired Entities to Seller by dividend or other means of cash in an amount not to exceed Euros 2,041,300, comprised of the current debt of the Acquired Entities to Seller (Euros 1,649,900), plus a dividend (Euros 111,400), plus take over of the tangible fixed assets as shown on the Balance Sheet for the value of Euros 280,000. Payment to Seller is to be made by distribution of an amount of cash (Euros 1,267,600) shown on the Balance Sheet plus an amount of cash resulting from the borrowings shown on the Balance Sheet as current account debt

         "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

         "Post-Transition Tax Returns" is defined in Section 4.2.

         "Pre-Transition Tax Returns" is defined in Section 4.2.

         "Prime Common Stock" means the $0.01 par value common stock of Guarantor.

         "Purchase Price" is defined in Section 2.2.

         "Purchased Intellectual Property" means all technology, property, and information, and proprietary rights therein, relating to the so-called "Snap-Lock" system (a system for the building of aluminium wall constructions), including, without limitation, patent number 0119668, in the following countries: Austria, Belgium, Czechoslovakia, Germany, France, Great Britain, Italy, Luxembourg, the Netherlands, Sweden and LI.

         "Receivables" means all receivables of the Acquired Entities, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

         "Releasee" and "Releasees" is defined in Section 4.6.

         "Relevant Business" means the design, engineering and construction of specialty vehicles for the transport of high technology medical and broadcast and communications equipment.

         "Schedules" means the Schedules to this Agreement.

         "SEC" means the United States Securities and Exchange Commission.

         "Second Anniversary Payment" is defined in Section 2.2(c).

         "Securities Act" means the Securities Act of 1933.

         "Security Interest" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right.

         "Seller" is defined in the preamble to this Agreement.

         "Seller Disclosure Letter" is defined in Section 2.4(a)(vii).

         "Seller Indemnitees" means Seller and its managing director.

         "Share" means any issued and outstanding share of capital stock of any Acquired Entity.

         "Subsidiary" means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Netherlands and other EU Member States Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

         "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

         "Transaction Documents" means this Agreement, the Employment Agreement, the Lease Agreement, and each other document, instrument, certificate or agreement required to be executed and delivered in connection with this Agreement.

         "Transactions" means (a) the sale of the Shares by Seller to Buyer and Buyer's delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (c) the performance by Buyer and Seller of their respective covenants and obligations (pre- and post-Completion) under this Agreement.

         "Working Capital" means with respect to the Acquired Entities as a group, the inventory and short term receivables minus current liabilities (including, without limitation, bank debt) minus provisions of the type reflected as "Provisions" on the Balance Sheet.

                                  Article II.
                           PURCHASE AND SALE OF SHARES
         Section 2.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares for the consideration specified in Section 2.2. Such Share transfer shall be by notarial deed in the form of Exhibit C.

         Section 2.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") is to be delivered as follows:

         (a) Subject to the last sentence of this Section, at Completion, the sum of US $3,500,000 in immediately available funds;

         (b) Subject to the last sentence of this Section, at Completion, a share certificate issued by Guarantor for shares of Prime Common Stock with an aggregate Market Value at Completion equal to US $210,000.

         (c) Upon the first anniversary of Completion, if the EBITDA of the Acquired Entities' since Completion has exceeded eight percent (8%) of gross turnover for the twelve months ending on the first anniversary of Completion, a certificate for Prime Common Stock with an aggregate Market Value at the first anniversary equal to the amount indicated in the following table, subject to reduction as provided in Section 5.5(a) below (the "First Anniversary Payment"):

              Excess of EBITDA                                First Anniversary
             Over Gross Turnover                               Payment Amount
            ---------------------                             ----------------
                  Over 12%                                     US $  795,000
           Over 11% but under 12%                              US $  636,000
           Over 10% but under 11%                              US $  477,000
            Over 9% but under 10%                              US $  318,000
            Over 8% but under 9%                               US $  159,000
                  Under 8%                                     US $  0


        (d) Upon the second anniversary of Completion, if the Acquired Entities' EBITDA for the twelve months ending on the second anniversary of Completion has exceeded eight percent (8%) of gross turnover for the twelve months ending on the second anniversary of Completion, a certificate for Prime Common Stock with an aggregate Market Value at the second anniversary equal to the amount indicated in the following table, subject to reduction as provided in
Section 5.5(a) below (the "Second Anniversary Payment"):

              Excess of EBITDA                                First Anniversary
             Over Gross Turnover                               Payment Amount
            ---------------------                             ----------------
                  Over 12%                                     US $  795,000
           Over 11% but under 12%                              US $  636,000
           Over 10% but under 11%                              US $  477,000
            Over 9% but under 10%                              US $  318,000
            Over 8% but under 9%                               US $  159,000
                  Under 8%                                     US $  0

         In determining EBITDA on a basis consistent with prior periods and following consistent practices, the following shall not be taken into account:
(i) any divergence from prior years mandated by accounting principles or law, regardless of whether such divergence would have a positive or negative effect on EBITDA; (ii) any allocations of indirect costs or corporate overhead by Buyer or its Affiliates (including, without limitation, management fees of Guarantor or its Affiliates and costs of any additional managers of Buyer or the Acquired Entities appointed after the Completion Date) and any similar overhead or group management charges which Guarantor or its Affiliates unilaterally charge to the Acquired Entities; and (iii) penalties relating to taxes arising for periods after the Balance Sheet Date.

         All amounts or Prime Common Stock certificates to be delivered by Buyer under this Section shall be delivered by Buyer solely to Seller and not to any of Seller's shareholders.

         Seller agrees that on the Completion Date, the aggregate Working Capital of the Acquired Entities must not be less than negative Euros 200,000, and to the extent the Working Capital value is less than negative Euros 200,000, such difference shall be subtracted (on the basis of US $1 for each Euro 1) first from the value of Prime Common Stock required to be delivered at Completion pursuant to Section 2.2(b) and second, if any amount of any such difference then remains, from the amount of funds required to be delivered at Completion pursuant to Section 2.2(a).

         Section 2.3 The Completion. The Completion will take place at the offices of DeBrauw Blackstone Westbroek in Amsterdam, commencing at 11:30 a.m., local time, on 30 September 2002 or such other date as Buyer and Seller may mutually determine (the "Completion Date").

         Section 2.4 Deliveries at Completion.  At Completion:

         (a)   Seller will deliver to Buyer:
               (i) Shareholders and Directors resolutions to the effect that the directors of Seller are duly authorized to execute the Transaction Documents on behalf of Seller and that Seller has due corporate authorization and power to deliver and perform the Transaction Documents, in form reasonably satisfactory to Buyer.

               (ii) The Employment Agreement, duly executed by Mr. Gerben Smit and Buyer.

               (iii)The resignation, effective as of the Completion, of each Acquired Entity's directors and officers including a waiver by each of them of any rights and claims they may have against the relevant Acquired Entity.

               (iv) The Lease Agreement, duly executed by by Smit Onroerend Goed B.V.

               (v) Such other documents or instruments as may be reasonably required by Buyer in order to effect the sale and purchase of the Shares.

               (vi) Shareholders and Directors Resolutions of each of the Acquired Entities to the effect that the directors of Seller are duly authorized to execute the Transaction Documents on behalf of Seller and that Seller has due corporate authorization and power to deliver and perform the Transaction Documents in relation to the relevant Acquired Entity, in form reasonably satisfactory to Buyer.

               (vii)A disclosure letter setting forth matters referenced in, or exceptions to, the representations and warranties of Seller set forth in Exhibit D and Exhibit F (the "Seller Disclosure Letter"). The Seller Disclosure Letter shall be attached to this Agreement as Exhibit G.

               (viii)Evidence of transfer of the policyholder status of Seller to the Acquired Entities under insurance policies relating to the Acquired Entities' business.

         (b)   Buyer will deliver to Seller:

               (i) The cash portion of the Purchase Price described in Section 2.2(a), via wire transfer of immediately available funds.

               (ii) The share certificate for shares of Prime Common Stock to be delivered pursuant to Section 2.2(b).

               (iii) An Officers' certificate to the effect that the officers of Buyer are duly authorized to execute the Transaction Documents on behalf of Buyer and that Buyer has due corporate authorization and power to deliver and perform the Transaction Documents, in form reasonably satisfactory to Seller.

               (iv) The Employment Agreement, duly executed by Mr. Gerben Smit and Buyer.

               (v)  The Lease Agreement, duly executed by Buyer.

               (vi) Such other documents or instruments as may be reasonably required by Seller in order to effect the sale and purchase of the Shares.

               (vii)A disclosure letter setting forth matters referenced in, or exceptions to, the representations and warranties of Buyer set forth in Exhibit E (the "Buyer Disclosure Letter"). The Buyer Disclosure Letter shall be attached to this Agreement as Exhibit H.

         (c) Seller and Buyer will procure the execution of notarial deeds with respect to the Shares for each of the Acquired Entities, all of which will be in substantially the form of Exhibit C.

         (d)   Buyer will have transferred to a Notary prior to Completion
US $3,500,000 and EUR 1,964,104.48, and Buyer shall have granted the Notary an irrevocable power of attorney to deliver such amounts via wire transfer of immediately available funds to the parties and their accounts set forth on
Exhibit I upon receipt by the Notary of the following items: (i) a letter from Rabobank evidencing the full release of Seller as a party to the financing with Rabobank, conditional on the sum of EUR 1,964,104.48 being wired to Rabobank as set forth in Exhibit I; (ii) each of the items required to be delivered by Seller under Section 2.4(a); and (iii) the duly executed notarial deeds with respect to the Shares for the Acquired Entities as required under Section 2.4(c).

                                  Article III.
                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING THE TRANSACTION

         Section 3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in Exhibit D are correct and complete as per the date of this Agreement and will be correct and complete as per the Completion Date (as though made then, except as expressly disclosed in the Seller Disclosure Letter, and as though the Completion Date were substituted for the date of this Agreement throughout Exhibit D). Capitalized terms used in Exhibit D shall have the meanings ascribed to them in this Agreement. The Parties agree that the representations and warranties set forth in Paragraphs 1, 2, 5 and 6 of Exhibit D shall be deemed to be warranties on corporate matters within the meaning of Section 5.4(c).

         Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in Exhibit E are correct and complete as per the date of this Agreement and will be correct and complete as per the Completion Date (as though made then and, except as expressly disclosed in the Buyer Disclosure Letter, as though the Completion Date were substituted for the date of this Agreement throughout Exhibit E). Capitalized terms used in Exhibit E shall have the meanings ascribed to them in this Agreement. The representations and warranties set forth in Paragraphs 1, 2, 5 and 6 of Exhibit E shall be deemed to be warranties on corporate matters within the meaning of Section 5.4(c).

         Section 3.3 Representations and Warranties Concerning Acquired Entities. Seller represents and warrants to Buyer that the statements contained in Exhibit F are correct and complete as per the date of this Agreement and will be correct and complete as per the Completion Date (as though made then and, except as expressly disclosed in the Seller Disclosure Letter, as though the Completion Date were substituted for the date of this Agreement throughout Exhibit F), except as set forth in the Schedules Seller has delivered to Buyer on the date hereof. Capitalized terms used in Exhibit F shall have the meanings ascribed to them in this Agreement. The Parties agree that the representations and warranties set forth in Paragraphs 1, 2, 5, 6 and 7 of Exhibit F shall be deemed to be warranties on corporate matters within the meaning of Section 5.4(c).

                                  Article IV.
                           POST-COMPLETION COVENANTS

         The Parties agree as follows with respect to the period following the
Completion:

         Section 4.1 General. In case at any time after the Completion any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article V). After the Completion, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Acquired Entities. From and after the Completion Date, Seller will not, and will not permit any of its Affiliates, to use the name "J.W. Smit" or any words or phrases similar thereto in connection with any activities that are related to the Relevant Business; but, Buyer and Seller agree that Seller and its Affiliates may continue to use the name "Smit Onroerend Goed B.V." in relation to the real property owned by such entity at Completion, "Smit Pensioen B.V." in relation to the pension of Mr. J.W. Smit, "Smit Art Protection Systems B.V." in relation to that company's business as set forth in its Articles of Incorporation, and "Smit Museum" in relation to the proposed museum for old automobiles and other vehicles. Except as otherwise provided in the preceding sentence, within 15 days following the Completion Date, Seller will change its legal name, and cause the legal name of each of its Affiliates to be changed as necessary, to ensure that no such name contains the word "Smit," "J.W. Smit" or any word or phrase similar thereto.

         Section 4.2 Tax Considerations. The provisions of this Section 4.2 shall be without prejudice to the applicability of the provisions of Section 5.4(a). Seller shall file and be solely responsible for all Tax Returns required by law to be filed with respect to the Acquired Entities for all periods ending on or before the Balance Sheet Date ("Pre-Transition Tax Returns") and all Netherlands and other EU Member States Tax Liabilities pursuant to any Pre-Transition Tax Return. Buyer shall file all Tax Returns required by law to be filed with respect to the Acquired Entities for all periods ending after the Balance Sheet Date, even if such period includes the Balance Sheet Date or times prior to the Balance Sheet Date ("Post-Transition Tax Returns"), and Buyer shall be solely responsible for all Netherlands and other EU Member States Tax Liabilities pursuant to any Post-Transition Tax Return to the extent such Netherlands and other EU Member States Tax Liabilities are not attributable to the operations of the Acquired Entities prior to the Balance Sheet Date. Despite Buyer's preparation of any Post-Transition Tax Return, Seller is solely responsible for all Netherlands and other EU Member States Taxes attributable to the operations of the Acquired Entities before the Balance Sheet Date and shall immediately pay all such amounts to Buyer or the appropriate authorities, not later than thirty (30) days after receipt of written demand from Buyer. Each of Buyer and Seller is entitled to receive notice of and participate in any Action concerning any actual or alleged Netherlands and other EU Member States Tax Liabilities for which it is responsible under to this Section. Buyer shall furnish to Seller draft copies of Post-Transition Tax Returns which include periods prior to the Balance Sheet Date, and Seller shall have the right to comment on and consent to the filing of any such Post-Transition Tax Return (such consent not to be unreasonably withheld), provided that, notwithstanding whether any such consent has been received, Buyer shall be entitled to file any Post-Transition Tax Return when it is required to be filed.

         Section 4.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Acquired Entities from maintaining at least as favorable business relationships with the Acquired Entities after the Completion as it maintained with the Acquired Entities prior to the Completion. Seller will, and will cause its Affiliates to, refer all customer, supplier, and other inquiries relating to the businesses of the Acquired Entities to Buyer, or an Affiliate thereof.

         Section 4.4 Confidentiality. Seller will, and will cause each of its Affiliates, to treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller's or its Affiliate's possession in each case, forever. If Seller or one of its Affiliates is ever required to disclose any Confidential Information, Seller will notify Buyer promptly of the requirement so that Buyer may seek an appropriate protective relief.

         Section 4.5 Restrictive Covenants. To assure that Buyer and the Acquired Entities will realize the benefits of the Transactions, Seller hereby agrees with Buyer and each Acquired Entity not to:

         (a) From the Completion Date until three years after the Completion Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in the Relevant Business anywhere in the European Union.

         (b) From the Completion Date until three years after the Completion Date, directly or indirectly (A) induce any Person that is a customer of Buyer, any Acquired Entity, or any of their Affiliates to enter into any Contract with or otherwise patronize any business directly or indirectly in competition with the Relevant Business conducted by Buyer, any Acquired Entity, or any of their Affiliates; (B) canvass, solicit, or accept from any Person who is a customer of Buyer, any Acquired Entity, or any of their Affiliates, any such Relevant Business; or (C) request or advise any Person who is a customer, vendor, or lessor of Buyer, any Acquired Entity or any of their Affiliates, to withdraw, curtail, or cancel any such customer's, vendor's, or lessor's business with such Person.

         (c) From the Completion Date until three years after the Completion Date, directly or indirectly, solicit for employment or other similar relationship with Seller, its Affiliates or anyone else, any employee or independent contractor of Buyer, any Acquired Entity, or any of their
Affiliates, or any person who was an employee or independent contractor of Buyer, any Acquired Entity, or any of their Affiliates, within the six-month period immediately preceding such solicitation of employment; except that this prohibition shall not apply to any employees who have officially retired from their employment prior to any solicitation.

         Seller agrees and acknowledges that the restrictions in this Section
4.5 are reasonable in scope and duration and are necessary to protect Buyer and the Acquired Entities after the Completion. If any provision of this Section 4.5, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable in accordance with its terms and will be enforced. The Parties agree and acknowledge that the breach of this Section 4.5 will cause irreparable Damage to Buyer and the Acquired Entities and upon breach of any provision of this Section 4.5, Buyer and/or any Acquired Entity will be entitled, without prejudice to the provisions of Section 5.4, to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies which Buyer and/or any Acquired Entity may have. In addition to all such rights, if Seller should breach any of the provisions of this Section 4.5, Seller shall pay Buyer the sum of Euros 10,000 for each day that any such breach continues without being cured.

         Section 4.6 Release. Except as expressly provided by this Agreement, Seller, on behalf of Seller and each of Seller's heirs, representatives, successors, and assigns, hereby releases and forever discharges Buyer, Guarantor, and each of their respective officers, directors, managers, Affiliates, successors, assigns, and the Acquired Entities from any and all Actions, Orders, Damages, Liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, which Seller or any of Seller's respective representatives, successors or assigns now has, have ever had or may hereafter have arising contemporaneously with or prior to the Completion Date or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Completion Date including any rights to indemnification or reimbursement from any Acquired Entity, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to Actions pending on, or asserted after, the Completion Date; provided, however, that nothing contained herein will operate to release any obligations of Buyer arising under this Agreement.

         Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any cause of action, or commencing, instituting or causing to be commenced, any Action, of any kind, based upon any matter purported to be released hereby.

         Section 4.7 Stock Certificates. Each stock certificate delivered by Buyer to Seller will be imprinted with a legend substantially in the following form:

           The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under said Act.

         Section 4.8 Guaranty of Guarantor. Guarantor hereby unconditionally and irrevocably guarantees each of the payment and performance obligations of Buyer under this Agreement. Guarantor agrees that, if Buyer shall default in any obligation to pay to Seller any amount then due and payable by Buyer, then Guarantor shall immediately pay such amount to Seller without requiring that Seller proceed against Buyer or any other person before proceeding against Guarantor under this guaranty.

         Section 4.9 Employment Conditions. All primary and secondary employment conditions with respect to the Acquired Entities, including the Collective Labor Agreement as of the Completion Date, will be complied with by Buyer.

         Section 4.10 Settlement of Costs.

         (a) Costs of Buyer and the Acquired Entities. Buyer and the Acquired Entities agree they are responsible for, and will reimburse Seller for, any and all costs that Seller or Smit Onroerendgoed B.V. have incurred in the period up to and including the Balance Sheet Date, to the extent (i) they relate to periods after the Balance Sheet Date, (ii) they are for the benefit of the Acquired Entities, and (iii) no accrual of any kind has been made in the Balance Sheet.

         (b) Costs of Seller. Seller agrees that it is responsible for, and will reimburse Buyer for, any and all costs that Buyer and the Acquired Entities have incurred in the period from and after the Balance Sheet Date, to the extent
(i) they relate to periods up to and including the Balance Sheet Date, (ii) they are for the benefit of the Acquired Entities, and (iii) that no accrual of any kind has been made in the Balance Sheet.

         (c) Date of Settlement. The Parties agree to settle amounts owed pursuant to this Section 4.10 on February 28, 2003. The Parties further agree that the settlement, once agreed to, shall be final and binding upon both parties with respect to all obligations under this Section 4.10.


                                   Article V.
                                INDEMNIFICATION

         Section 5.1 Survival of Representations and Warranties. Each representation, warranty, covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Completion.

         Section 5.2 Indemnification Provisions for Buyer's Benefit. Seller shall be liable to the Buyer Indemnitees for, and indemnify and hold the Buyer Indemnitees harmless from and pay, any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

         (a) Any breach of any representation or warranty that Seller has made in this Agreement as if such representation or warranty were made on and as per the Completion Date.

         (b) Any breach attributable to Seller of any covenant or obligation of Seller in this Agreement.

         (c)   Without prejudice to the applicability of the provisions of
Section 5.4(a), and except as specifically indicated in Seller's Disclosure Letter, the operation and ownership of, or conditions occurring with respect to, any Acquired Entity prior to 11:59 p.m. on the Completion Date.

         Section 5.3 Indemnification Provisions for Seller's Benefit. Buyer shall be liable to the Seller Indemnitees for, and indemnify and hold the Seller Indemnitees harmless from and pay, any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

         (a) Any breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as per the Completion Date.

         (b) Any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

         (c) Any event arising from the operation and ownership of, or conditions first occurring with respect to, any Acquired Entity after 11:59 p.m. on the Completion Date.

         Section 5.4 Limitations on Indemnification Liability.

         (a) With respect to all indemnification claims by the Buyer Indemnitees and other Damages, the maximum total liability of Seller under this Agreement shall not exceed the sum of the First Anniversary Payment plus the Second Anniversary Payment. At Seller's option, amounts owed to the Buyer Indemnitees for indemnification can be satisfied either by forfeiture of the right to receive Prime Common Stock payable or paid as the First Anniversary Payment or the Second Anniversary Payment or by payment to Buyer in immediately available funds. To the extent that the First Anniversary Payment or the Second Anniversary Payment does not become payable (as provided in the sliding scale tables of Section 2.2(c)), then Seller shall have no obligation under this indemnity for the amount not payable. Accordingly, Seller shall not be obligated to make any payment under this indemnity until after the date of payment of the First Anniversary Payment. If the First Anniversary Payment is either zero or completely offset against obligations of Seller, then no obligation of Seller shall arise until after the Second Anniversary Payment is calculated. If the First Anniversary Payment and the Second Anniversary Payment either total zero or are completely offset against obligations of Seller, then no obligation of Seller shall exist. For purposes of this indemnity, the value of any Prime
Common Stock that Seller elects to forfeit will be calculated based on the Market Value at Completion. Any indemnity paid shall be deemed a reduction in the purchase price.

         (b) With respect to all indemnification claims by the Seller Indemnitees, the maximum total liability of Buyer shall not exceed the maximum liability of Seller at any point in time, except with respect to obligations of Buyer to pay the Purchase Price. Buyer must satisfy any obligations under this
Article V by payment in immediately available funds.

         (c) With respect to indemnification claims by any Indemnified Party. Any claims any Indemnified Party makes under this Article V will be limited as follows:

               (i) Prompt Notification. No liability for an indemnification claim under this Agreement shall exist unless the Indemnified Party promptly notifies the Indemnitor of the indemnification claim prior to the second anniversary of the Completion Date and the Indemnified Party initiates an Action with respect to the indemnification claim within three months after the Indemnified Party notifies the Indemnitor of the indemnification claim, except that (A) with respect to the warranties on corporate matters, such two year period shall be equal to the statutory period of limitation and (B) with respect to the warranties on Netherlands and other EU Member States Tax and social security matters, such two year period shall be extended for so long as the applicable tax and social security authorities can still claim the amounts involved or can impose any additional assessments or penalties on the amounts involved. The limitations under (A) and (B) in this paragraph apply only to the final date for the Indemnified Party's notification to the Indemnitor, from which notification the Indemnified Party still has an obligation to initiate an Action within three months or no liability for the notified claim shall exist.

               (ii) Tax  Benefits. The Liability of any Party under this
               Article VI shall be reduced by the net amount of any United States tax or Netherlands and other EU Member States Tax benefit which results directly in consequence of the matter for which indemnification is claimed, to the extent that such benefit is actually received by Buyer or one of the Acquired Entities. The value of any indemnification claim by Buyer under this Section shall be reduced for any tax benefits actually received by Buyer or an Acquired Entity which
               (A) arise with respect to periods prior to the Balance Sheet Date, (B) rightly relate to the Seller, and (C) arise in the form of a higher depreciation base in the Acquired Entities due to a revaluation of the assets and liabilities of the Acquired Entities as a result of an application of the anti-abuse clause in the fiscal-unity decree (16th Standard Condition in such decree) and/or as a result of the dissolution of the fiscal unity between Seller and the Acquired Entities.

               (iii)Other Limitations. Buyer shall not be permitted to make any indemnification claim to the extent that:

                    1) An express provision or allowance has been made in the
               Balance Sheet for the specific matter which would, absent such provision or allowance, otherwise give rise to an indemnification claim.

                    2) The indemnification claim arises solely as a result of a change after the Completion Date in the accounting principles upon which the Acquired Entities value their assets.

                    3) Buyer or the Acquired Entities are entitled to claim
               under any policy of insurance (or would have been so entitled had they maintained in force the insurance coverage that was in force on the Completion Date)and the insurance monies under such policy are actually recovered.

                    4) Buyer or an Acquired Entity does any act or thing after
               Completion which, solely by reason of such act or thing and for no other reason, gives rise to an indemnification claim which would not otherwise arise if Buyer or the Acquired Entity had been aware that such act or thing would be likely to give rise to an indemnification claim.

         (d) With respect to all indemnification claims, neither Indemnified Party shall have any liability in respect of any indemnification claim unless and until the amount that would otherwise be recoverable, when aggregated with any other amounts so recoverable or recovered in respect of other indemnification claims, exceeds US $25,000, whereupon the Inemnitor's liability shall be for the total amount claimed and not merely for amounts in excess of the US $25,000 threshold.

         Section 5.5 Indemnification Procedures. If any third party (including any authority with the power to levy Netherlands and other EU Member States Taxes) brings an Action against any of the Acquired Entities or Buyer, Buyer or any Acquired Entity shall promptly inform Seller of the Action. If any third party (including any authority with the power to levy Netherlands and other EU Member States Taxes) brings an Action against Seller and such Action would affect the Acquired Entities or Buyer, Seller shall promptly inform Buyer of the Action. The Parties shall then seek to mutually agree on how to proceed and whether the indemnifying Party, if any, shall assume defense of the Action, using legal counsel reasonably satisfactory to both Parties, provided that Seller shall have no right to assume the defense of any Action involving Netherlands and other EU Member States Taxes or any Action in which the amount in dispute would (alone or with other claims then pending or reasonably anticipated) represent an amount in excess of the amount of then-remaining liability of Seller under this Agreement for its indemnification obligations. In order for an indemnifying Party to assume defense of an Action, the indemnifying Party shall provide the other Party with reasonable assurance of its financial capacity to defend the Action, shall provide full indemnification with respect to such Action for Buyer Indemnitees, in the case of Seller, and Seller Indemnitees, in the case of Buyer, and shall pay the fees and expenses of legal counsel reasonably satisfactory to the other Party for defense of the Action. If the indemnifying Party assumes defense of an Action, the indemnifying Party's assumption shall establish conclusively that the Action is within the scope of matters covered by that Party's indemnification obligations under this Agreement. If the Buyer or any Acquired Entity desires to settle an Action and Seller does not consent, then Seller shall fully indemnify Buyer and the Acquired Entities against any and all Liabilities arising out of such Action and shall provide such security as Buyer may reasonably require for fulfillment of such Liabilities, and Seller may at that point take control of the Action with all rights and Liabilities which result from the Action. In any event, neither Seller nor Buyer, whichever may assume defense of an Action, shall consent to the entry of judgment or enter into settlement, without the prior consent of the other Party, unless (i) there is no finding or admission of any violation of any Law or Order and (ii) the sole relief provided in the Action is monetary damages that are paid in full by the indemnifying Party. In the case of any claim for indemnity, each Party will cooperate with the other in efforts to resolve the claim and will permit the other Party access to all books and records which might be relevant to or useful in these efforts, during normal business hours and at the place where such books and records are normally kept (except to the extent that disclosure would violate any applicable Law or Order). Any books or records so disclosed shall be subject to the confidentiality provisions of this Agreement, except to the extent necessary to disclose information which they contain in the course of resolving any claim or as otherwise required by applicable Law or Order.


                                  Article VI.
                                 MISCELLANEOUS

         Section 6.1 Schedules. The disclosures in the Schedules relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

         Section 6.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.

         Section 6.3 Successors. The terms and provisions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

         Section 6.4 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of each other Party; provided, however, that (a) Buyer may (i) assign any or all of its rights and interests hereunder to one or more of the Affiliates of Guarantor, and any such assignees shall assume and agree to perform all obligations of Buyer under this Agreement, and (ii) designate one or more of the Affiliates of Guarantor to perform its obligations hereunder, but in the event of any such assignment or designation Guarantor shall remain fully obligated under this Agreement and shall not be released from its obligations under this Agreement, and (b) after Completion, Seller may (i) assign any or all of its rights and interests hereunder to one or more of the Affiliates of Seller, and any such assignees shall assume and agree to perform all obligations of Seller under this Agreement, and (ii) designate one or more of the Affiliates of Seller to perform its obligations hereunder, but in the event of any such assignment or designation Seller shall remain fully obligated under this Agreement and shall not be released from its obligations under this Agreement.

         Section 6.5 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

           If to Buyer, Guarantor or after Completion to the Acquired Entities:

           Attn:    President
           1301 Capital of Texas Highway, Suite C-300
           Austin, Texas 78746
           Fax:     (512) 314-4305

           Copy to (which will not constitute notice):

           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           Attn:    Mr. Timothy L. LaFrey
           300 West 6th Street, Suite 2100
           Austin, Texas 78701
           Fax:     (512) 703-1111

           If to Seller

           J.W. Smit Holding B.V.
           Attn:    J.W. Smit
           Oostkade 10 3261 KL
           Oud- Beijerland
           Netherlands



           Copy to (which will not constitute notice):

           Van Den Herik and Ver Hulst
           Attn:    Mr. W. van den Herik
           Verzamelgebouw Zuid
           Strevelsweg 700/606-607
           3083 AS Rotterdam
           Netherlands
           Fax:     (0031)(0)10 481 51 72


         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         Section 6.6 Binding Arbitration. All disputes arising under this Agreement, will be resolved as follows: first, Seller and Buyer will meet to attempt to resolve such dispute. If the dispute cannot be resolved by agreement of the Parties, any Party may at anytime make a written demand for binding arbitration of the dispute in accordance with this Section 6.6. Any arbitration shall be conducted in the English language following the procedures and rules of the Netherlands Arbitration Institute in Rotterdam. The arbitral tribunal will consist of three arbitrators, the place of arbitration will be Rotterdam and the tribunal will make its decision in accordance with the laws of the Netherlands. The arbitral judgement may not be published by the Netherlands Arbitration Institute.

         All decisions made by the Netherlands Arbitration Institute will be final, binding and incontestable, and can be used as a basis for obtaining a judgment in the Netherlands. The courts of Rotterdam shall have jurisdiction over all decisions resulting from any arbitration proceeding, and any case brought in connection with an arbitration decision shall be governed and construed in accordance with the laws of the Netherlands.

         Section 6.7 Miscellaneous Matters. The Parties agree as follows:

         (a) The Parties agree to waive the right under the law of the Netherlands to demand dissolution of this Agreement and the deeds transferring shares of the Acquired Entities.

         (b) Buyer acknowledges that, if the number of persons employed on a regular basis (within the meaning of the laws of the Netherlands) by the Acquired Entities were to exceed 50, Buyer would be obligated to establish a works council.

         (c) Seller and Buyer intend that the financial operating results (profit or loss) of the Acquired Entities shall be for the account of Seller through the Balance Sheet Date and for the account of Buyer after the Balance Sheet Date. This intention does not affect any of Buyer's representations or warranties made on or as per the date of this Agreement or the Completion Date.

         (d) Promptly after the Completion Date, Buyer and Seller shall jointly engage an expert in measuring the condition of soil and contamination, if any, to evaluate the condition of the soil at the property covered by the Lease Agreement for purposes of establishing the soil condition as of the Completion Date as the basis upon which any liability of Seller for that condition would be established. Buyer is responsible for any increase in pollution post-report and Seller is responsible for pollution up to the levels indicated in the report. Buyer agrees to maintain environmental insurance coverage at a level of not less than Euros 1,000,000.

         (e) Each party acknowledges that Mrs. Jannigje Smit van der Giessen served for an interim period as a managing director of Seller. Buyer releases her in her capacity as managing director for the period prior to the Completion Date and completely discharges her for any liability for her management during her tenure. The foregoing is intended to clarify that there is no basis on which Mrs. Smit would be liable to Buyer or the Acquired Entities after the Completion Date.

         Section 6.8 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

         Section 6.9 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the Netherlands.

         Section 6.10 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

         Section 6.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

         Section 6.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs (except that the costs of the Notary for the transfer of the Shares will be borne by Buyer) and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Seller agrees that no Acquired Entity has borne or will bear any costs and expenses (including any legal fees and expenses of Seller) in connection with this Agreement or any of the Transactions.

         Section 6.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [Signature page follows]

                                 SIGNATURE PAGE
                                       TO
                            SHARE TRANSFER AGREEMENT

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                        AK Specialty Vehicles B.V.


                        By:
                                 -----------------------------------------------
                                 Brad A. Hummel, Managing Director




                        Prime Medical Services, Inc.


                        By:
                                 -----------------------------------------------
                                 Brad A. Hummel, President and
                                 Chief Executive Officer




                        J.W. Smit Holding B.V.


                        By:
                                 -----------------------------------------------
                                 Jacques Smit, as an authorized director on
                                 behalf of Seller

                                    EXHIBIT A
                                    ---------

                          FORM OF EMPLOYMENT AGREEMENT
                          ----------------------------

See Attached.

                                    EXHIBIT B
                                    ---------

                             FORM OF LEASE AGREEMENT
                             -----------------------

See Attached.

                                    EXHIBIT C
                                    ---------

                  FORM OF NOTARIAL DEED FOR TRANSFER OF SHARES
                  --------------------------------------------

See Attached.

                                    EXHIBIT D
                                    ---------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

1. Status of Seller. Seller is a private company with limited liability (besloten vennootschap, duly created, validly existing, and in good standing under the Laws of Netherlands). There is no pending or threatened Action (or basis therefor)for the dissolution, liquidation, insolvency, or rehabilitation of Seller.

2. Power and Authority; Enforceability. Seller has the entity power and authority to execute and deliver each Transaction Document to which Seller is a party, and to perform and consummate the Transactions. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Seller's obligation's thereunder, and the consummation of the Transactions. Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against Seller.

3. No Violation. The execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the Transactions by Seller will not (i) breach any applicable Law or Order of the Netherlands or the European Union to which Seller is subject or any provision of Seller's Organizational Documents,
         (ii) breach any Contract, Order, or Permit to which Seller is a party or by which Seller is bound or to which any of Seller's assets is subject, or (iii) require any Consent, except any SEC and other filings required to be made by Buyer. Neither Seller nor any of Seller's Subsidiaries or Affiliates which are not Acquired Entities has breached any Contract to which any Acquired Entity is a party or by which any Acquired Entity or its assets is bound.

4. Brokers' Fees. Seller does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or any Acquired Entity could become directly or indirectly Liable.

5. Shares; Seller Information. Seller holds of record and owns beneficially all of the Shares, free and clear of any Encumbrances. Seller is not a party to any Contract that could require Seller to sell, transfer, or otherwise dispose of any of the Shares (other than the Agreement). Seller is not a party to any other Contract with respect to any of the Shares.

6. Investment. Seller (i) understands that none of the Prime Common Stock that is delivered pursuant to the Agreement has been, nor will it be, registered under the Securities Act, any state securities Laws, or any securities Laws of the Netherlands, and that the Prime Common Stock is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
         (ii) is acquiring the Prime Common Stock solely for Seller's own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Prime Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Prime Common Stock, and (vi) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

7.       Buyer Review. Seller:

         a. Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Seller's investment in the Prime Common Stock contemplated by the Agreement, and that Seller is able to bear the economic risk of such investment indefinitely.

         b. Has (A) had the opportunity to meet with representative officers and other representatives of Buyer to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (B) received all materials, documents and other information that it deems necessary or advisable to evaluate the Prime Common Stock and the Transactions.

         c. Has made its own independent examination, investigation and evaluation of the Prime Common Stock. d. Has undertaken such due diligence regarding the Prime Common Stock as it deems adequate.

         Nothing in this Paragraph 7 will preclude Seller from relying on the representations, warranties, covenants, and agreements of Buyer under the Agreement (including Exhibits to the Agreement) or from pursuing its remedies with respect to a breach thereof.

                                    EXHIBIT E
                                    ---------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

1. Entity Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Buyer has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. There is no pending or threatened Action (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

2. Power and Authority; Enforceability. Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by, and is Enforceable against, Buyer.

3. No Violation. Except as set forth on Schedule E-3, the execution and delivery of the Transaction Documents to which Buyer is a party by Buyer and the performance and consummation of the Transactions by Buyer will not (i) breach any Law or Order to which Buyer is subject or any provision of its Articles of Organization or Regulations; (ii) breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject; (iii) require any Consent, except any SEC and other filings required to be made by Buyer.

4. Brokers' Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Seller could become Liable.

5. Capitalization. All of Buyer's outstanding equity interests are owned by Prime Kidney Stone Treatment, Inc., a New Jersey corporation and wholly owned subsidiary of Guarantor.

6. Prime Common Stock; Guarantor's Securities Filings and Financial Statements. The shares of Prime Common Stock to be issued pursuant to the Agreement will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities Laws. Buyer has furnished or made available to Seller true and complete copies of all reports or registration statements that Guarantor has filed with the SEC under the Securities Act and the Exchange Act, for all periods subsequent to January 1, 2002, all in the form so filed (collectively the "Guarantor SEC Documents"). As of their respective filing dates, the Guarantor SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. Guarantor's financial statements, including the notes thereto, included in the Guarantor SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States of America generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly Buyer's consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

7. United States Income Tax Matters. Seller shall not be liable for any capital gains taxation under the United States federal income tax laws solely by virtue of Buyer, as an entity wholly owned by a United States taxpayer, acquiring the Shares from Seller, provided, however, that this warranty does not apply if Seller is determined to be otherwise engaged in a United States trade or business.

8. United States Federal Securities Law Matters. Seller shall not be required to make a filing with the SEC or otherwise under United States federal securities laws solely by reason of Buyer delivering to Seller the shares of PMSI Common Stock which Buyer is required to deliver pursuant to this Agreement.

                                    EXHIBIT F

                         REPRESENTATIONS AND WARRANTIES
                          CONCERNING ACQUIRED ENTITIES

1.       Entity  Status.   Each  Acquired   Entity  is  a  private   company
         with  limited   liability   (besloten vennootschap),  duly created,
         validly existing, and in good standing under the Laws of Netherlands. Each Acquired Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Acquired Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and as currently proposed to be conducted. Schedule F-1 lists each Acquired Entity's directors. Seller has delivered to Buyer correct and complete copies of each Acquired Entity's Organizational Documents, as amended to date. No Acquired Entity is in breach of any provision of its Organizational Documents. There is no pending or threatened Action (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any Acquired Entity.

2. Power and Authority; Enforceability. Each Acquired Entity has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each Acquired Entity has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of such Acquired Entity's obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which any Acquired
         Entity is party has been duly authorized, executed, and delivered by, and is Enforceable against, such Acquired Entity.

3. No Violation. Except as listed on Schedule F-3, the execution and the delivery of the applicable Transaction Documents by the Acquired Entities and the performance of their respective obligations hereunder and thereunder, and consummation of the Transactions by each Acquired Entity will not (a) breach any applicable Law or Order of the Netherlands or the European Union to which any Acquired Entity is subject or any provision of the Organizational Documents of any Acquired Entity; (b) breach any Contract, Order, or Permit to which any Acquired Entity is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent;
         (d) trigger any rights of first refusal, preferential purchase, or similar rights; or (e) cause the recognition of gain or loss for Netherlands and other EU Member States Tax purposes with respect to any Acquired Entity or subject any Acquired Entity or its assets to any Netherlands and other EU Member States Taxes.

4. Brokers' Fees. No Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or any Acquired Entity could become directly or indirectly Liable.

5. Capitalization. Each Acquired Entity's capitalization is accurately set forth on Exhibit J. All of the Shares: (a) have been duly created pursuant to the Laws of the Netherlands; (b) have been issued and paid for in accordance with the Organizational Documents governing such Acquired Subsidiary; (c) are fully paid and non-assessable and require no further capital contribution, loans, or credit support; (d) were not issued in breach of any Commitments, and (e) are held of record and owned beneficially by Seller. No Commitments with respect to Seller or any Acquired Entity exist, and no Commitments with respect to Seller or any Acquired Entity will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of any of the Shares. No Acquired Entity is obligated to redeem or otherwise acquire any of the Shares. Other than the Shares, there are no shares or other equity interests of any of the Acquired Entities, and there are not any options, warrants or rights to acquire, directly or indirectly, additional shares or other equity interest of any of the Acquired Entities.

6. Records. The copies of the Acquired Entities' Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date of the Agreement. The Acquired Entities' minute books and other records made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of the Agreement (except for entries in the ordinary course of business in such records as by their nature require that entries be made during periods as short as that between Buyer's review and the date of this Agreement), such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders, directors, members, managers, or other such representatives of the Acquired Entities taken by written consent, at a meeting, or otherwise since formation.

7.       Subsidiaries. No Acquired Entity has any direct or indirect Subsidiary.

8. Financial Statements and Minimum Working Capital. Set forth on Schedule F-8 are the consolidated, internal, non-audited balance sheet as of 30 June 2002 (the "Balance Sheet") and the consolidated, internal, non-audited profit and loss statement for the six months ended
         30 June 2002, each for the Acquired Entities (collectively the "Financial Statements"). The Financial Statements have been prepared using Netherlands accounting principles consistently applied and in compliance with the financial reporting requirements of the Netherlands Civil Code, Part 9, Book 2 (except in relation to the written explanations in Book 2) throughout the periods covered thereby, present fairly the financial condition of the Acquired Entities as of the Balance Sheet Date and the results of operations of the Acquired Entities for such period, are correct and complete, and are consistent with the books and records of the Acquired Entities. Since the Balance Sheet Date no Acquired Entity has effected any change in any method of accounting or accounting practice.

9. Subsequent Events. Except for the Permitted Distributions, and except as set forth in Schedule F-9, since the Balance Sheet Date the Acquired Entities have operated in the ordinary course of business and there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, would have a Material Adverse Effect on any Acquired Entity. Without limiting the foregoing, since that date and except for the Permitted Distributions, none of the following has occurred:

         a. No Acquired Entity has sold, leased, transferred, or assigned any assets other than for a fair consideration in the ordinary course of business.

         b. No Acquired Entity has entered into any Contract (or series of related Contracts) outside the ordinary course of business.

         c. No Encumbrance has been imposed upon any assets of any Acquired Entity.

         d. No Acquired Entity has made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business.

         e. No Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person.

         f. No Acquired Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract.

         g. No Acquired Entity has delayed or postponed the payment of accounts payable or other Liabilities to the point where they are delinquent and proceedings to collect have been threatened.

         h. No Acquired Entity has canceled, compromised, waived, or released any Action (or series of related Actions).

i. No Acquired Entity has granted any Contracts or any rights under or with respect to any Intellectual Property.

j. There has been no change made or authorized to be made to the Organizational Documents of any Acquired Entity.

k. No Acquired Entity has issued, sold, or otherwise disposed of any of its Equity Interests.

         l. Except for Permitted Distributions, no Acquired Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than dividends and other transactions solely among the Acquired Entities).

         m. To the Knowledge of Seller, no Acquired Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties.

         n. No Acquired Entity has made any loan to, or entered into any other transaction with, any of its directors, shareholders or employees.

         o. No Acquired Entity has entered into any employment (except in the ordinary course of business), collective bargaining, or similar Contract or modified the terms of any existing such Contract.

         p. Except to the extent resulting from the Collective Labor Agreement, no Acquired Entity has committed to pay any bonus or granted any increase in the base compensation (i) of any director or Affiliate of Seller, or (ii) outside of the ordinary course of business, any of its other employees.
         q. No Acquired Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors or employees.

         r. No Acquired Entity has made any other change in employment terms for (i) any director or employee that is an Affiliate of Seller other than as disclosed in writing to Buyer or as a result of the Collective Labor Agreement, or (ii) outside of the ordinary course of business, any of its other directors or employees.

         s. No Acquired Entity has made or pledged to make any charitable or other capital contribution to any Person.

10. Liabilities. No Acquired Entity has any Liability (and there is no basis for any present or future Action or Order against any of them giving rise to any Liability), except for (a) Liabilities quantified on the face of the Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged, and (b) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Financial Statements (rather than any notes thereto) none of which results from or relates to any breach of Contract, breach of warranty, tort, infringement, or breach of Law, or arose out of any Action or Order.

11. Legal Compliance. To the Knowledge of Seller, each Acquired Entity and its respective predecessors and Affiliates has complied with all applicable Laws, and no Action is pending or threatened (and there is no basis therefor) against it alleging any failure to so comply. No material expenditures are, or based on applicable Law, will be required of any Acquired Entity for it and its business and operations to remain in compliance with applicable Law.

12.      Dutch and EU Member States Tax Matters.

         a. All Netherlands and other EU Member States Taxes for which the Acquired Entities may have become or may hereafter become liable with respect to periods preceding the Completion Date have either been timely paid in full or adequate provision therefore has been made in the Balance Sheet.

         b. Since the Balance Sheet Date, the Acquired Entities have not incurred and will not incur any Netherlands and other EU Member States Tax Liability other than for Netherlands and other EU Member States Taxes arising in the ordinary course of business of the Acquired Entities.

         c. All documents and information required to be filed on or before the date of this Agreement in respect of all Netherlands and other EU Member States Taxes of the Acquired Entities have been timely and appropriately completed and timely filed. The Acquired Entities are included in the corporate income tax return during the existing fiscal unity of which the Seller is or was the parent.

         d. The Acquired Entities have not paid or become liable to pay, nor are there circumstances that could create any Liability to pay, any interest, penalty surcharge or fine relating to Netherlands and other EU Member States Tax.

         e. No receivable profit or gain would accrue on the disposal or settlement of any receivable owed by the Acquired Entities at the value of that receivable adopted for the purposes of the Balance Sheet.

         f. The Acquired Entities are not, nor at any time in the past were, a member of a fiscal unity for Netherlands and other EU Member States Tax purposes, except the fiscal unity of which the Seller was the parent, or otherwise liable for the Tax of another, whether by Contract, law or otherwise.

         g. No adverse Netherlands and other EU Member States Tax consequences will arise on the Acquired Entities by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of this Agreement.

         h. The Acquired Entities are not treated for any Netherlands and other EU Member States Tax purpose as resident in a country other than the Netherlands and the Acquired Entities have not, nor have ever had, a branch, agency, permanent establishment or permanent representative in a country other than the Netherlands.

         i. The Acquired Entities are duly registered for the purpose of value added tax ("VAT") in The Netherlands. The Acquired Entities have complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records. The Acquired Entities have not made any exempt supplies in the current or proceeding VAT year applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

         j. The Acquired Entities do not qualify as an entity in the sense of article 4 of the Tax on Legal Transfer Act 1970 (Wet op Belastingen van Rechtsverkeer 1970).

         k. The shares of the Acquired Entities have, at the time of Completion, for an uninterrupted period of at least three years, been held by individuals or entities, not being an investment fund within the meaning of Article 28 of the Dutch Corporate Income Tax Act 1969. Each such individual or entity owns or has owned at least 5% of the nominal paid-up share capital and is resident or is established in the Netherlands, the Netherlands Antilles or Aruba or a country with which the Netherlands have concluded a treaty for the avoidance of double taxation.

         l. The Acquired Entities are not or will not be held liable pursuant to the "Invorderingswet 1990" and or the "CoOrdinatie Wet Sociale Verzekeringen", with respect to Netherlands and other EU Member States Taxes for which another individual or entity is or may become primarily liable.

         m. The Acquired Entities have no tainted (share) capital (besmet fusie kaptiaal/agio) in the sense of article 3a of the Dividend Tax Act 1965.

         n. The depreciation as stated in the accounts of the Acquired Entities equals the depreciation as stated in the Tax Returns of the Acquired Entities.

         o. No Action has ever been initiated or threatened by a Governmental Body in a jurisdiction where an Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of any Acquired Entity that arose in connection with any failure (or alleged failure) to pay any Netherlands and other EU Member States Tax.

         p. There is no threatened assessment of, or any basis for, any additional Netherlands and other EU Member States Taxes for any period for which Tax Returns have been filed. There is no Action concerning any Netherlands and other EU Member States Tax Liability of any Acquired Entity either (i) claimed or
               (ii) as to which Seller has Knowledge. Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Entity since December 31, 1998.

         q. Schedule F-12 sets forth the following information with respect to each Acquired Entity as of the most recent practicable date: (i) the basis of each Acquired Entity in its respective assets; and (ii) all material tax elections with respect to Netherlands and other EU Member States Taxes affecting any Acquired Entity.

13. Title to and Condition of Assets. The Acquired Entities have good, marketable, and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets
         (a) located on their premises, shown on the Balance Sheet, or acquired after the Balance Sheet Date and (b) necessary for theconduct of their business as currently conducted and as currently proposed to be conducted, in each case free and clear of all Encumbrances, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date. To the Knowledge of Seller, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used and currently is proposed to be used.

14. Real Property. No Acquired Entity holds any interest (other than a leasehold interest), either directly or indirectly, in any real property. Schedule F-14 lists and describes briefly all real property leases to which any Acquired Entity is a party. No Acquired Entity materially uses or relies on any real property for the conduct of its business as currently conducted that will not at Completion be leased to the Acquired Entity pursuant to a written lease made available to Buyer prior to Completion.

15. Intellectual Property. Schedule F-15 contains a summary description of each item of Intellectual Property each owned by an Acquired Entity, or materially used or relied on by an Acquired Entity in connection with its business. Schedule F-15 also reflects the jurisdictions in which each item of Intellectual Property are created and recognized. No Acquired Entity materially uses or relies on any Intellectual Property that is not owned by an Acquired Entity. Each Acquired Entity has exclusive ownership and rights to use its Intellectual Property, free of any Encumbrances. Each Acquired Entity has taken all necessary and appropriate action to protect and ensure continued ownership of its Intellectual Property. To the Knowledge of Seller, there is no use of or action with respect to any Acquired Entity's Intellectual Property that impairs or contravenes the Intellectual Property or the Acquired Entity's rights in or use of the Intellectual Property. No Acquired Entity has breached or infringed upon any other Persons Intellectual Property Rights.

16. Inventory. The Acquired Entities' inventory, whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is fit for the purpose for which it was procured or manufactured. Any inventory that has been written down has either been written off or written down to its net realizable value. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Acquired Entities.

17. Contracts. Except as otherwise disclosed in Schedules F-14, F-15, F-20, and F-24, the text of Schedule F-17 lists the following Contracts to which any Acquired Entity is a party:

         a. Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of Euros 50,000 per annum.

         b. Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to each Acquired Entity, or involve aggregated consideration in excess of Euros 100,000.

         c. Any Contract concerning an investment by an Acquired Entity in another entity or formation of a partnership in which an Acquired Entity is a partner.

         d. Any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of Euros 100,000 or under which it has imposed or suffered to exist an Encumbrance on any of its assets.

         e.    Any Contract concerning confidentiality or noncompetition.

         f. Any Contract with Seller or any Affiliate of Seller other than the Acquired Entities.

         g. Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

         h. Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Euros 50,000 or providing severance benefits.

         i. Any Contract under which it has advanced or loaned any amount to any of its directors, officers, Seller or any Affiliate of Seller (other than the Acquired Entities), or outside the ordinary course of business, to its employees other than Seller or an Affiliate.

         j. Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of Euros 100,000.

         Seller has delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule F-17 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule F-17. With respect to each such
         Contract:

               i.   each written Contract is Enforceable;

               ii. each written Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

               iii. no party to any such Contract is in breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a breach under the Contract;

               iv. no party to the Contract has repudiated any provision of the Contract; and

               v. no Consent under the Contract is required in connection with the execution and delivery by Seller of the Agreement or the completion of the transactions contemplated by the Agreement.

18. Receivables. All of the Receivables are Enforceable, represent bona fide transactions, and arose in the ordinary course of business of the Acquired Entities, and are reflected properly in their books and records. All of the Receivables are good and collectible receivables, are current, and can be collected in accordance with past practice and the terms of such Receivables (and in any event within nine months following the Completion Date), without set off or counterclaims, subject only to reserve for bad debts consistent with past practices of the Acquired Entities. No customer or supplier of any Acquired Entity has any basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

19. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Acquired Entity.

20. Insurance. Schedule F-20 sets forth the following information with respect to each insurance policy Contract to which any Acquired Entity has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past ten years:

         a.    the name, address, and telephone number of the agent;

         b. the name of the insurer, the name of the policyholder, and the name of each covered insured,

         c.    the policy number and the period of coverage;

         d. the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         e. a description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to each insurance policy Contract:

               i.   the Contract is Enforceable;

               ii. the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

               iii. no Acquired Entity or other party to such Contract is in breach under such Contract (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute a breach under the Contract;

               iv. no party to the Contract has repudiated any provision thereof; and

               v. no Consent under the Contract is required in connection with the execution and delivery by Seller of the Agreement or the completion of the transactions contemplated by the Agreement.

         No insurance that any Acquired Entity has ever carried has been canceled nor has any such cancellation been threatened. No Acquired Entity has ever been denied coverage nor has any such denial been threatened. Each Acquired Entity has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule F-20 also describes any self-insurance arrangements affecting any Acquired Entity.

21. Litigation. Schedule F-21 sets forth each instance in which any Acquired Entity (a) is subject to any outstanding Order or (b) is a party, the subject of, or is threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule F-21 questions the Enforceability of the Agreement or the Transactions, or could result in any Material Adverse Change with respect to any Acquired Entity, and Seller has no basis to believe that any such Action may be brought or threatened against any Acquired Entity.

22. Product Warranty. To the Knowledge of Seller, each product manufactured, sold, leased, or delivered by the Acquired Entities has been in conformity with all applicable Law, Contracts, and all express and implied warranties, and no Acquired Entity has any Liability (and there is no basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet. No product designed, manufactured, sold, leased, or delivered by any Acquired Entity is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease. Schedule F-22 includes copies of the standard terms and conditions of sale or lease for each Acquired Entity (containing applicable guaranty, warranty, and similar Liability indemnity provisions).

23. Labor; Employees. To the Knowledge of Seller, no director, executive, key employee, or group of employees has any plans to terminate employment with any Acquired Entity. Contracts for all employees of the Acquired Entities have been made available to Buyer, and Schedule F-23 lists each employee and details of his or her employment, including start date, gross compensation including bonus or other similar compensation, period of notice for termination and other special provisions relating to termination.

24. Employee Benefits. Schedule F-24 lists each employee benefit plan that is now or previously has been sponsored, maintained, contributed to, or required to be contributed to by any Acquired Entity for any employee's benefit, and pursuant to which any Acquired Entity may have any Liability.

25. Environmental, Health, and Safety Matters. To the Knowledge of Seller, each Acquired Entity and its respective predecessors and Affiliates has complied and is in compliance with all applicable laws governing the environment and the health and safety of its employees and others. Each Acquired Entity possesses all Permits which are required to be possessed under such laws. No Acquired Entity has received any notice regarding any actual or alleged violation of such laws.

26. Customers and Suppliers. Schedule F-26 lists the Acquired Entities' (a) 10 largest customers in terms of sales during the 24 month period ended as of the Balance Sheet Date and states the approximate total sales by the Acquired Entities to each such customer during such periods, respectively and (b) ten largest suppliers during the 12 month period ended as of the Balance Sheet Date. Except as set forth in Schedule F-26, Seller has not received notice of termination or an intention to terminate the relationship with the Acquired Entities from any material customer or supplier.

27. Permits. To the Knowledge of Seller, the Acquired Entities possess all Permits required to be obtained for their businesses and operations. Schedule F-27 sets forth a list of all such Permits. Except as set forth in Schedule F-27, with respect to each such Permit:

         a.    it is valid, subsisting and in full force and effect;

         b. there are no violations of such Permit that would result in a termination of such Permit;

         c. no Acquired Entity has received notice that such Permit will not be renewed; and

         d. the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

28. Accuracy of Information Furnished. No representation, statement, or information contained in the Agreement (including the Schedules) or any document executed in connection herewith or delivered pursuant hereto or thereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules.

                                    EXHIBIT G
                                    ---------
                            SELLER DISCLOSURE LETTER
                            ------------------------

                           Seller's Disclosure Letter

1.       Braking-performance on trailers in Ireland.

         Smit has delivered two trailers, with Siemens Symphony MRI-system, to customer "MRI-Ireland". The trailers are executed with Meritor axles and a Wabco braking system. Both the brake-system as well as the axles are technical and legal tested/accepted for installation on the above mentioned trailers (total weight on the boogie <20.000 kg). The same axles and brake systems have been installed on all delivered MRI and PET trailers since September 2000. The customer in Ireland is complaining about the wear of the drums and shoes (it has happened a number of times that drums have cracked). The high wear is caused by high temperature. Since we have no complaints of this matter from other customers we have started our investigation on the difference in circumstances in Ireland compared with other operations. So far the only difference we have found is that the trailers in Ireland are towed by a DAF tractor with EBS. Information as received from Wabco and DAF is showing that the EBS-system of the DAF-tractor is disturbing the homologation of the trailer-tractor combination. In the second half of September/October additional tests will be carried out by Wabco, Meritor and DAF in order to define and solve the above explained problem. Besides assisting with additional testing, Smit Mobile Equipment does not expect any additional costs arising from this matter.

2.       Braking-performance Alliance UK

         On the 16th September 2002 Alliance UK has informed us about some problems with adjustments of the braking system on previous delivered MRI-trailers. Since NO additional technical information is given, Smit will start an investigation this week in order to resolve the problem. There has been a meeting in the UK with customer and service company (CMC) in order to find out what the problem is. It seems that there are with respect to a small number of trailers similar problems as in Ireland. Agreed is that on October 24 a meeting would be scheduled with all parties (Meritor, Wabco, Alliance and Smit). Smit will officially hold Meritor responsible for the situation as explained.

3.       Employment contracts

         All new employees start with an employment contract ending one (1) year after the first day of employment. Since June 30 we have employed a number of new people (the contracts were presented in the due diligence information). The first experience we have with two of the new people, Mr. Braat (algemeen technish manager) and Mr. de Groot (produktie coordinator), are not giving us enough satisfaction to be 100% sure both employees will finish their one year contract. If we have to decide during the first year to break the contract(s) this could raise some additional costs. In the meantime we are almost sure that we have to break the contract with Mr. Braat.

                                    EXHIBIT H
                             BUYER DISCLOSURE LETTER



                            Buyer's Disclosure Letter



No disclosures.

                                 EXHIBIT I
                                 ---------
                    FUND DISBURSEMENT INSTRUCTIONS FOR NOTARY
                    -----------------------------------------

Total Received by Notary from Buyer                        US $3,500,000
                                                        EUR 1,964,104.48

LESS PURCHASE PRICE

Amount Wired to Seller as Follows:

Rabobank - Hoekse Waard Noord
Account Number:  369982355
Account Name:  J.W. Smit Holding B.V.                    (US $3,500,000)



LESS BANK REPAYMENT

Amount Wired to Rabobank as Follows:

Rabobank - Hoekse Waard Noord
Account Number:  369937775                            (EUR 1,964,104.48)

                                                      ------------------

AMOUNT REMAINING                                                     -0-
                                                      ==================

                                    EXHIBIT J
                                    ---------
                       CAPITALIZATION OF ACQUIRED ENTITIES
                       -----------------------------------

Smit Carrosseriefabriek B.V.
----------------------------

Authorised  share  capital: 2000 shares, with a par value of NLG 100, numbered
1 to 2000.  Total  amount  EUR 90,756.04.

Issued share capital: 400 shares, with a par value of NLG 100, numbered 1 to
400. Total amount EUR 18,151.21.

Paid up share capital: 400 shares, with a par value of NLG 100, numbered 1 to
400. Total amount EUR 18,151.21.

Smit Hydrauliek B.V.
--------------------

Authorised share capital: 200 shares, with a par value of NLG 1000, numbered 1 to 200. Total amount EUR 90,756.04.

Issued share capital: 40 shares, with a par value of NLG 1000, numbered 1 to 40. Total amount EUR 18,151.21.

Paid up share capital: 40 shares, with a par value of NLG 1000, numbered 1 to
40. Total amount EUR 18,151.21.

Smit Mobile Equipment B.V.
--------------------------

Authorised share capital: 2000 shares, with a par value of NLG 100, numbered 1 to 2000. Total amount EUR 90,756.04.

Issued share capital: 400 shares, with a par value of NLG 100, numbered 1 to
400. Total amount EUR 18,151.21.

Paid up share capital: 400 shares, with a par value of NLG 100, numbered 1 to
400. Total amount EUR 18,151.21.

Smit Container B.V.
-------------------

Authorised share capital: 2000 shares, with a par value of NLG 100, numbered 1 to 2000. Total amount EUR 90,756.04.

Issued share capital: 400 shares, with a par value of NLG 100, numbered 1 to
400. Total amount EUR 18,151.21.

Paid up share capital: 400 shares, with a par value of NLG 100, numbered 1 to
400. Total amount EUR 18,151.21.